UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 13, 2009
MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)
Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)
(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events.
     Under our Profit Sharing and Savings Plan (an employee 401k plan), employees have the ability to invest funds allocated to their individual Plan accounts in various investment alternatives established by the Plan, including a company stock fund whose value is directly related to the price of our common stock. While employees participating in the Plan determine how assets in their individual accounts are invested, a committee comprised of three of our employees has fiduciary responsibility for, among other things, determining whether it remains prudent to continue to offer the company stock fund as an investment alternative in the Plan and, if so, whether any limits should be imposed on participants’ investments in the company stock fund.
     On March 13, 2009, this committee decided that, beginning March 30, 2009, participants will no longer be able to make additional investments in the company stock fund within their Plan accounts. Although the company common stock fund will be closed to new investments, participants are free to maintain their current existing balances in the company stock fund or move those assets to any of the Plan’s other investment alternatives. Plan participants are also not prevented from buying or selling our common stock outside the Plan.
     The members of the employee committee are not senior officers of ours nor have we furnished them with material undisclosed information about us in connection with their deliberations as committee members or otherwise.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: March 13, 2009	By:	/s/ J. Michael Lauer
J. Michael Lauer
Executive Vice President and Chief Financial Officer